EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-76006 and 333-76008), of our report dated April 15, 2005 relating to our audit of the consolidated financial statements of CTI Industries Corporation and subsidiaries included in the 2004 annual report on Form 10-K

/s/ Weiser LLP

New York, New York
May 9, 2005